CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 382 to Registration Statement No. 333-62298 on Form N-1A of our report dated April 29, 2013, relating to the financial statements and financial highlights of Trust for Professional Managers, including Bright Rock Funds, consisting of Bright Rock Mid Cap Growth Fund and Bright Rock Quality Large Cap Fund (collectively, the “Funds”), appearing  in the Funds’ Annual Report on Form N-CSR of Trust for Professional Managers for the year ended February 28, 2013,  and to the references to us under the headings “Financial Highlights” in the Prospectus and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche

Milwaukee, Wisconsin
June 24, 2013